Exhibit 99.1

Dollar General Reports Record First Quarter Financial Results

•	Same-Store Sales Increase of 6.7%; Total Sales Improved 13.0%

•	Reported Net Income Up 36%; Adjusted Net Income Up 29%

•	Reported EPS of $0.63, Up 40%; Adjusted EPS of $0.63, Up 31%

•	Company Raises Full Year 2012 Financial Outlook

GOODLETTSVILLE, Tenn.--(BUSINESS WIRE)--June 4, 2012--Dollar General Corporation (NYSE: DG) today reported record sales, operating profit and net income for its fiscal 2012 first quarter (13 weeks) ended May 4, 2012.

“Dollar General is starting off 2012 with strong performance in the first quarter due to excellent same-store sales growth of 6.7 percent, representing the fifth consecutive quarter of accelerating improvement,” said Rick Dreiling, chairman and chief executive officer. “We are pleased to raise our full year financial outlook to now reflect adjusted EPS of $2.68 to $2.78. Our first quarter was strong, and we are pleased with our May sales performance.”

“I believe we are positioned well to invest in the future of our business as we continue to redefine small-box retailing and reinforce Dollar General’s role as America’s general store,” said Dreiling.

The Company’s net income increased by 36 percent to $213 million in the 2012 first quarter, compared to net income of $157 million in the 2011 first quarter. Adjusted net income, as defined below, increased 29 percent to $215 million in the 2012 first quarter, compared to $166 million in the 2011 first quarter. Diluted earnings per share (“EPS”) increased by 40 percent to $0.63 in the 2012 first quarter from $0.45 in the 2011 quarter. Adjusted diluted EPS increased 31 percent to $0.63 in the 2012 first quarter from $0.48 in the 2011 first quarter.

Adjusted net income is defined as net income excluding specifically identified expenses. For the 2012 first quarter, acceleration of equity-based compensation and other expenses relating to a secondary offering of the Company’s stock and a loss resulting from the amendment of the Company’s revolving credit facility were excluded. For the 2011 quarter, expenses related to certain litigation settlements and a net loss on the repurchase of debt were excluded. The income tax effect of adjustments is also excluded from both periods. A reconciliation of adjusted net income to net income is presented in the accompanying schedules.

Financial Highlights

Net sales increased 13.0 percent to $3.90 billion in the 2012 first quarter compared to $3.45 billion in the 2011 first quarter. Same-store sales increased 6.7 percent resulting from increases in both customer traffic and average transaction amount.

Gross profit, as a percentage of sales, was 31.5 percent in both the 2012 and 2011 quarters. The gross profit rate was affected by several positive factors including the favorable impact of higher markups, improved distribution and transportation efficiencies and lower inventory shrinkage, as a percentage of sales, offset by increased apparel and other markdowns and a higher mix of consumables, which generally have lower markups than non-consumables. The Company recorded a $1.6 million LIFO charge in the 2012 quarter compared to a $3.6 million charge in the 2011 quarter.

Selling, general and administrative expenses (“SG&A”), as a percentage of sales, were 21.6 percent in the 2012 first quarter compared to 22.2 percent in the 2011 first quarter, an improvement of 56 basis points. Excluding the acceleration of equity-based compensation and other expenses resulting from secondary offerings of the Company’s common stock of $1.0 million in the 2012 quarter and litigation settlement expenses of $13.1 million in the 2011 quarter, SG&A, as percentage of sales, improved by 20 basis points largely due to the impact of increased sales and improved utilization of retail store labor. Various other cost reduction efforts affecting store rental and other expenses also contributed to the improvement in SG&A, as a percentage of sales. Costs associated with increased debit card usage, preopening costs associated with two new distribution centers, higher workers' compensation and general liability insurance and increased advertising expenses partially offset the improvement in SG&A, as a percentage of sales.

Operating profit increased by 19 percent to $384 million, or 9.9 percent of sales, in the 2012 first quarter, compared to $322 million, or 9.3 percent of sales, in the 2011 first quarter. Excluding the acceleration of equity-based compensation and other secondary offering expenses from the 2012 quarter and the litigation settlement expenses from the 2011 quarter, operating profit increased by 15 percent to $385 million, or 9.9 percent of sales, compared to $335 million, or 9.7 percent of sales, in the 2011 quarter.

Interest expense was $37 million in the 2012 first quarter compared to $66 million in the 2011 first quarter. The decrease was due to lower outstanding borrowings resulting from the Company’s debt repurchases and lower all-in interest rates.

Other expenses include pretax losses of $1.6 million resulting from the amendment of the Company’s senior secured revolving credit facility in the 2012 first quarter and $2.2 million resulting from the repurchase of $25 million aggregate principal amount of its senior notes in the 2011 first quarter.

The effective income tax rate in the 2012 first quarter was 38.2 percent compared to 38.1 percent in the 2011 first quarter.

Merchandise Inventories

As of May 4, 2012, total merchandise inventories, at cost, were $2.00 billion compared to $1.77 billion as of April 29, 2011, an increase of 7 percent on a per-store basis. Annual inventory turns were 5.3 times through the 2012 first quarter (based on a 53-week period).

Long-Term Obligations

As of May 4, 2012, outstanding long-term obligations, including the current portion, were $2.88 billion, a decrease of $382 million from the 2011 first quarter.

Capital Expenditures

Total additions to property and equipment in 2012 were $146 million, including: $41 million for improvements, upgrades, remodels and relocations of existing stores; $36 million for stores purchased or built by the Company; $33 million related to new leased stores; $31 million for distribution and transportation-related capital expenditures; and $4 million for information systems upgrades and technology-related projects. During the 2012 first quarter, the Company opened 128 new stores and remodeled or relocated 224 stores. In addition, a new distribution center in Alabama and a new leased distribution center in California began shipping merchandise to stores in the 2012 first quarter.

Share Repurchase Authorization

During the 2012 first quarter, the Company repurchased 6.8 million shares of its common stock from Buck Holdings, L.P. (which is controlled by affiliates of KKR and Goldman, Sachs & Co.) for $300 million. To date, the Company has repurchased 11.7 million shares, utilizing $485 million of its total $500 million authorization for repurchases of common stock.

Fiscal 2012 Financial Outlook

Based on first quarter results, the Company continues to expect total sales for the 2012 fiscal year to increase 8 to 9 percent over the 53-week 2011 fiscal year, or 10 to 11 percent on a comparable 52-week basis. Same-store sales, based on a comparable 52-week period, are expected to increase 3 to 5 percent. Operating profit for 2012 is expected to be between $1.62 billion and $1.66 billion, as compared to the Company’s previous guidance of between $1.60 billion and $1.65 billion.

The Company expects full year interest expense to be in the range of $145 million to $155 million. The Company intends to repurchase its outstanding Senior Subordinated Notes through a refinancing at the first scheduled call date in July 2012. If the Company does not repurchase the notes, interest expense will likely exceed the guidance, and the expected losses relating to those repurchases will not occur.

Diluted EPS for the 52-week fiscal year, adjusted to exclude any losses resulting from redemption of the Senior Subordinated Notes, potential charges or expenses relating to amendments to or refinancing of any notes, loans or revolving credit facilities and any expenses resulting from secondary stock offerings, is expected to be approximately $2.68 to $2.78, based on approximately 336 million weighted average diluted shares. This is an increase of $0.03 per share from the Company’s previous guidance of $2.65 to $2.75 per share, based on approximately 335 million weighted average diluted shares. The full year 2012 effective tax rate is expected to be between 38 and 39 percent. The 2012 expected tax rate exceeds the 2011 rate due principally to the expiration of federal jobs related tax credits for employees hired after December 31, 2011 as well as certain federal jobs credits that only applied to 2011.

The Company plans to open approximately 625 new stores, including 40 Dollar General Market stores in 2012. In addition, the Company plans to remodel or relocate a total of approximately 550 stores. Square footage is again expected to increase by approximately 7 percent. Capital expenditures are expected to be in the range of $600 million to $650 million. Approximately 65 percent of capital spending is for investment in store growth and development, including new stores, remodels, relocations and purchases of existing store locations; approximately 15 percent is for transportation, distribution and special projects; the remaining 20 percent is for maintenance capital.

The volatility of the macroeconomic environment continues to pressure the consumer and impact the Company’s cost of purchasing and delivering merchandise to its stores. Management continues to closely monitor customers’ responses to the economic and competitive climates.

Conference Call Information

The Company will hold a conference call on Monday afternoon, June 4, 2012 at 3:30 p.m. CT/4:30 p.m. ET, hosted by Rick Dreiling, chairman and chief executive officer, and David Tehle, chief financial officer. If you wish to participate, please call (866) 710-0179 at least 10 minutes before the conference call is scheduled to begin. The pass code for the conference call is "Dollar General." The call will also be broadcast live online at www.dollargeneral.com under “Investor Information, Conference Calls and Investor Events.” A replay of the conference call will be available through Monday, June 18, 2012, and will be accessible online or by calling (334) 323-7226. The pass code for the replay is 58216843.

Non-GAAP Disclosure

Certain financial information provided in this press release and the accompanying tables has not been derived in accordance with generally accepted accounting principles (“GAAP”), including adjusted net income and adjusted diluted EPS. The Company has also provided calculations of EBITDA and Adjusted EDITDA, which are non-GAAP measures.

Reconciliations of all of these non-GAAP measures to the most directly comparable measures calculated in accordance with GAAP are provided in the accompanying schedules. In addition, for reference, the schedules also include calculations of SG&A and operating profit, as adjusted to exclude certain expenses. In addition to historical results, guidance for fiscal 2012 is based on comparable adjustments.

The Company believes that providing comparisons to net income and diluted earnings per share, adjusted for the items shown in the accompanying reconciliations, provides useful information to the reader in assessing the Company’s operating performance. The Company believes that the presentation of EBITDA and adjusted EBITDA is appropriate to provide additional information about the calculation of the senior secured incurrence test, a material financial ratio in the Company’s credit agreements. Adjusted EBITDA is a material component of that ratio.

The non-GAAP measures discussed above are not measures of financial performance or condition, liquidity or profitability in accordance with GAAP, and should not be considered as alternatives to net income, diluted earnings per share, operating income, cash flows from operations or any other performance measures determined in accordance with GAAP. Additionally, EBITDA and adjusted EBITDA are not intended to be measures of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments, debt service requirements and replacement of fixed assets. These non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s financial results as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking information, such as the information in the sections entitled “Fiscal 2012 Financial Outlook” as well as other statements regarding our outlook, plans and intentions. A reader can identify forward-looking statements because they are not limited to historical fact or they use words such as “may,” “should,” “could,” “believe,” “anticipate,” “project,” “plan,” “schedule,” “on track,” “expect,” “estimate,” “objective,” “forecast,” “goal,” “focus,” “intend,” “committed,” “continue,” or “will likely result” and similar expressions that concern our strategy, plans, intentions or beliefs about future occurrences or results. These matters involve risks, uncertainties and other factors that may cause the actual performance of the Company to differ materially from that which was expected. The Company derives many of these statements from its operating budgets and forecasts, which are based on many detailed assumptions that the Company believes are reasonable. However, it is very difficult to predict the effect of known factors, and the Company cannot anticipate all factors that could affect its actual results that may be important to an investor. All forward-looking information should be evaluated in the context of these risks, uncertainties and other factors. Important factors that could cause actual results to differ materially from the expectations expressed in or implied by such forward-looking statements include, but are not limited to:

•	failure to successfully execute the Company’s growth strategy, including delays in store growth and difficulties executing sales and operating profit margin initiatives;

•	the failure of the Company’s new store base to achieve sales and operating levels consistent with the Company’s expectations;

•	risks and challenges in connection with sourcing merchandise from domestic and foreign vendors, as well as trade restrictions;

•	the Company’s level of success in gaining and maintaining broad market acceptance of its private brands and in achieving its other initiatives;

•	unfavorable publicity or consumer perception of the Company’s products;

•	the Company’s debt levels and restrictions in its debt agreements;

•
economic conditions, including their effect on the financial and capital markets, the Company’s suppliers and business partners, employment levels, consumer demand, disposable income, credit availability and spending patterns, inflation and the cost of goods;

•	increases in commodity prices (including, without limitation, cotton, wheat, corn, sugar, oil, paper, nuts and resin);

•	levels of inventory shrinkage;

•	seasonality of the Company’s business;

•	increases in costs of fuel or other energy, transportation or utilities costs and in the costs of labor, employment and healthcare;

•
the impact of changes in or noncompliance with governmental laws and regulations (including, but not limited to, product safety, healthcare and unionization) and developments in and outcomes of legal proceedings, investigations or audits;

•
disruptions, unanticipated expenses or operational failures in the Company’s supply chain including, without limitation, a decrease in transportation capacity for overseas shipments or work stoppages or other labor disruptions that could impede the receipt of merchandise;

•	delays or unanticipated expenses in constructing new distribution centers;

•	damage or interruption to the Company’s information systems;

•	changes in the competitive environment in the Company’s industry and the markets where the Company operates;

•	natural disasters, unusual weather conditions, pandemic outbreaks, boycotts, war and geo-political events;

•	the incurrence of material uninsured losses, excessive insurance costs or accident costs;

•	the Company’s failure to protect its brand name;

•	the Company’s loss of key personnel or the Company’s inability to hire additional qualified personnel;

•	interest rate and currency exchange fluctuations;

•	a data security breach;

•	the Company’s failure to maintain effective internal controls;

•	changes to income tax expense due to changes in or interpretation of tax laws, or as a result of federal or state income tax examinations;

•	changes to or new accounting guidance, such as changes to lease accounting guidance or a requirement to convert to international financial reporting standards;

•
the factors disclosed under “Risk Factors” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission ("SEC") on March 22, 2012 or any subsequent quarterly filings on Form 10-Q; and

•	such other factors as may be discussed or identified in this press release.

All forward-looking statements are qualified in their entirety by these and other cautionary statements that the Company makes from time to time in its other SEC filings and public communications. The Company cannot assure the reader that it will realize the results or developments the Company anticipates or, even if substantially realized, that they will result in the consequences or affect the Company or its operations in the way the Company expects. Forward-looking statements speak only as of the date made. The Company undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which they were made, except as otherwise required by law. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements included herein or that may be made elsewhere from time to time by, or on behalf of, the Company.

About Dollar General Corporation

Dollar General Corporation has been delivering value to shoppers for more than 70 years. Dollar General helps shoppers Save time. Save money. Every day!(R) by offering products that are frequently used and replenished, such as food, snacks, health and beauty aids, cleaning supplies, basic apparel, house wares and seasonal items at low everyday prices in convenient neighborhood locations. With 10,052 stores in 40 states as of May 4, 2012, Dollar General has more retail locations than any retailer in America. In addition to high quality private brands, Dollar General sells products from America's most-trusted manufacturers such as Procter & Gamble, Kimberly-Clark, Unilever, Kellogg's, General Mills, Nabisco, Hanes, PepsiCo and Coca-Cola. Learn more about Dollar General at www.dollargeneral.com.

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	May 4,	April 29,	February 3,
	2012	2011	2012
ASSETS
Current assets:
Cash and cash equivalents	$132,530	$602,463	$126,126
Merchandise inventories	2,000,864	1,767,121	2,009,206
Income taxes receivable	5,210	-	-
Prepaid expenses and other current assets	135,131	137,313	139,742
Total current assets	2,273,735	2,506,897	2,275,074
Net property and equipment	1,878,172	1,562,596	1,794,960
Goodwill	4,338,589	4,338,589	4,338,589
Other intangible assets, net	1,231,866	1,251,289	1,235,954
Other assets, net	47,846	55,493	43,943
Total assets	$9,770,208	$9,714,864	$9,688,520

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Current portion of long-term obligations	$459	$1,039	$590
Accounts payable	985,924	933,710	1,064,087
Accrued expenses and other	360,349	380,422	397,075
Income taxes payable	50,355	32,217	44,428
Deferred income taxes	14,166	39,842	3,722
Total current liabilities	1,411,253	1,387,230	1,509,902
Long-term obligations	2,880,920	3,262,597	2,617,891
Deferred income taxes	649,532	606,071	656,996
Other liabilities	231,427	230,043	229,149
Total liabilities	5,173,132	5,485,941	5,013,938

Commitments and contingencies

Redeemable common stock	5,644	9,267	6,087

Shareholders' equity:
Preferred stock	-	-	-
Common stock	290,782	298,844	295,828
Additional paid-in capital	2,967,014	2,948,506	2,960,940
Retained earnings	1,336,298	987,901	1,416,918
Accumulated other comprehensive loss	(2,662)	(15,595)	(5,191)
Total shareholders' equity	4,591,432	4,219,656	4,668,495
Total liabilities and shareholders' equity	$9,770,208	$9,714,864	$9,688,520

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	For the Quarter (13 Weeks) Ended
	May 4,	% of Net	April 29,	% of Net
	2012	Sales	2011	Sales
Net sales	$3,901,205	100.00%	$3,451,697	100.00%
Cost of goods sold	2,672,949	68.52%	2,364,300	68.50%
Gross profit	1,228,256	31.48%	1,087,397	31.50%
Selling, general and administrative expenses	843,932	21.63%	765,779	22.19%
Operating profit	384,324	9.85%	321,618	9.32%
Interest expense	37,074	0.95%	65,572	1.90%
Other (income) expense	1,671	0.04%	2,272	0.07%
Income before income taxes	345,579	8.86%	253,774	7.35%
Income tax expense	132,164	3.39%	96,805	2.80%
Net income	$213,415	5.47%	$156,969	4.55%

Earnings per share:
Basic	$0.64		$0.46
Diluted	$0.63		$0.45
Weighted average shares:
Basic	336,080		341,522
Diluted	339,490		345,393

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	For the Quarter (13 Weeks) Ended
	May 4,	April 29,
	2012	2011
Cash flows from operating activities:
Net income	$213,415	$156,969
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72,271	67,486
Deferred income taxes	(1,119)	7,393
Tax benefit of stock options	(18,589)	(434)
Loss on debt retirement, net	1,629	2,167
Non-cash share-based compensation	4,759	3,519
Other non-cash gains and losses	2,828	4,574
Change in operating assets and liabilities:
Merchandise inventories	6,499	(5,275)
Prepaid expenses and other current assets	5,370	(32,369)
Accounts payable	(82,227)	(25,922)
Accrued expenses and other liabilities	(30,218)	38,810
Income taxes	19,306	6,671
Other	(1,285)	(17)
Net cash provided by operating activities	192,639	223,572

Cash flows from investing activities:
Purchases of property and equipment	(145,857)	(91,958)
Proceeds from sales of property and equipment	119	367
Net cash used in investing activities	(145,738)	(91,591)

Cash flows from financing activities:
Repayments of long-term obligations	(202)	(27,151)
Borrowings under revolving credit facility	584,900	-
Repayments of borrowings under revolving credit facility	(321,800)	-
Debt issue costs	(7,663)	-
Repurchases of common stock from principal shareholder	(300,000)	-
Equity transactions with employees, net of taxes paid	(14,321)	(247)
Tax benefit of stock options	18,589	434
Net cash used in financing activities	(40,497)	(26,964)

Net increase in cash and cash equivalents	6,404	105,017
Cash and cash equivalents, beginning of period	126,126	497,446
Cash and cash equivalents, end of period	$132,530	$602,463

Supplemental cash flow information:
Cash paid for:
Interest	$21,737	$41,386
Income taxes	$117,361	$82,664
Supplemental schedule of non-cash investing and financing activities:
Purchases of property and equipment awaiting processing for payment, included in Accounts payable	$39,726	$35,649

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Selected Additional Information
(Unaudited)

Sales by Category (in thousands)

	For the Quarter (13 Weeks) Ended
	May 4, 2012	April 29, 2011	% Change
Consumables	$2,877,282	$2,529,070	13.8%
Seasonal	524,493	457,057	14.8%
Home products	258,998	234,208	10.6%
Apparel	240,432	231,362	3.9%
Net sales	$3,901,205	$3,451,697	13.0%

Store Activity

		For the Quarter (13 Weeks) Ended
		May 4, 2012	April 29, 2011

Beginning store count		9,937	9,372
New store openings		128	139
Store closings		(13)	(15)
Net new stores		115	124
Ending store count		10,052	9,496
Total selling square footage (000's)		72,928	68,131
Growth rate		7%	7%

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
Adjusted Net Income and Adjusted Diluted Earnings Per Share
And Calculation of SG&A and Operating Profit, Excluding Certain Items
(in millions, except per share amounts)

	For the Quarter (13 Weeks) Ended
	May 4, 2012		April 29, 2011		Increase
	$	% of Net Sales	$	% of Net Sales	$	%

Net sales	$3,901.2		$3,451.7		$449.5	13.0%

SG&A	$843.9	21.63%	$765.8	22.19%	$78.2	10.2%
Litigation settlements	-		(13.1)
Secondary offering expenses	(0.4)		-
Acceleration of equity-based compensation	(0.6)		-
SG&A, excluding certain items	$842.9	21.61%	$752.7	21.81%	$90.2	12.0%

Operating profit	$384.3	9.85%	$321.6	9.32%	$62.7	19.5%
Litigation settlements	-		13.1
Secondary offering expenses	0.4		-
Acceleration of equity-based compensation	0.6		-
Operating profit, excluding certain items	$385.3	9.88%	$334.7	9.70%	$50.6	15.1%

Net income	$213.4	5.47%	$157.0	4.55%	$56.4	36.0%
Litigation settlements	-		13.1
Secondary offering expenses	0.4		-
Acceleration of equity-based compensation	0.6		-
Write-off of capitalized debt costs	1.6		-
Repurchase of long-term obligations	-		2.2
Total adjustments	2.6		15.3
Income tax effect of adjustments	(0.9)		(6.0)
Net adjustments	1.7		9.3
Adjusted net income	$215.1	5.51%	$166.3	4.82%	$48.8	29.3%

Diluted earnings per share:
As reported	$0.63		$0.45
Adjusted	$0.63		$0.48

Weighted average diluted shares	339.5		345.4

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
RECONCILIATION OF NET INCOME TO EBITDA AND ADJUSTED EBITDA
(In millions)

	Quarter (13 Weeks) Ended		Four Quarters Ended
	May 4,	April 29,	May 4,	April 29,
	2012	2011	2012	2011
			(53 Weeks)	(52 Weeks)

Net income	$213.4	$157.0	$823.1	$648.9
Add (subtract):
Interest income	-	-	(0.1)	(0.2)
Interest expense	37.1	65.6	176.5	267.7
Depreciation and amortization	69.9	64.3	269.7	246.5
Income taxes	132.2	96.8	494.0	371.3
EBITDA	452.6	383.7	1,763.2	1,534.2

Adjustments:
Loss on debt retirements	1.6	2.2	59.7	16.8
Loss on hedging instruments	-	0.1	0.3	0.4
Non-cash expense for share-based awards	4.8	3.5	16.6	13.4
Litigation settlement and related costs, net	-	13.1	-	13.1
Indirect costs related to merger and stock offerings	0.4	-	1.3	0.5
Other non-cash charges (including LIFO)	3.2	5.5	51.0	15.2
Other	0.6	-	0.6	-
Total Adjustments	10.6	24.4	129.5	59.4
Adjusted EBITDA	$463.2	$408.1	$1,892.7	$1,593.6

DOLLAR GENERAL CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)

Senior Secured Incurrence Test

	May 4,	April 29,
	2012	2011
Senior secured debt	$2,430.7	$1,984.0
Less: cash	132.5	602.5
Senior secured debt, net of cash	$2,298.2	$1,381.5
Adjusted EBITDA	$1,892.7	$1,593.6
Ratio of senior secured debt, net of cash, to Adjusted EBITDA	1.2x	0.9x

Calculation of Ratio of Long-Term Obligations to Adjusted EBITDA

	May 4,	April 29,
	2012	2011
Total long-term obligations	$2,881.4	$3,263.6
Adjusted EBITDA	$1,892.7	$1,593.6
Ratio of long-term obligations to Adjusted EBITDA	1.5x	2.0x

Calculation of Ratio of Long-Term Obligations, net of Cash, to Adjusted EBITDA

	May 4,	April 29,
	2012	2011
Total long-term obligations	$2,881.4	$3,263.6
Less: cash	132.5	602.5
Total long-term obligations, net of cash	$2,748.8	$2,661.1
Adjusted EBITDA	$1,892.7	$1,593.6
Ratio of long-term obligations, net of cash, to Adjusted EBITDA	1.5x	1.7x

CONTACT:
Dollar General Corporation
Investor Contacts:
Mary Winn Gordon, 615-855-5536
or
Emma Jo Kauffman, 615-855-5525
or
Media Contact:
Tawn Earnest, 615-855-5209